Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALIBERCOS INC.

(a Delaware corporation)

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

CALIBERCOS INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST: The name of the Corporation is CaliberCos Inc. The original Certificate of Incorporation of the Corporation was filed on June 7, 2018. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed on December 5, 2019, and amended on January 2, 2020 and April 17, 2020 (as amended, the "Current Certificate of Incorporation").

SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted by unanimous written consent dated January 17, 2023, and a majority of the outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation entitled to vote, voting together as a single class, has approved by written consent dated January 17, 2023, the amendment to the Certificate of Incorporation set forth in this certificate of amendment ("Certificate of Amendment").

THIRD: Pursuant to Section 242 of the DGCL, the Section A of Article Fourth of the Current Certificate of Incorporation is hereby amended and restated as follows:

A. Upon this Amended and Restated Certificate becoming effective pursuant to the DGCL (the “Effective Time”), the total number of shares of capital stock which the Corporation has authority to issue is one hundred thirty seven million five hundred thousand (137,500,000) shares consisting of:

(i)	One hundred fifteen million (115,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), consisting of one hundred million (100,000,000) shares designated Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) and fifteen million (15,000,000) shares designated Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”);

(ii)	Twenty two million five hundred thousand (22,500,000) shares of preferred stock (“Preferred Stock”), par value $0.001 per share, including two million five hundred sixty-four thousand one hundred three (2,564,103) shares designated “Series A Preferred Stock” and twelve million five hundred thousand (12,500,000) shares designated “Series B Preferred Stock”; and

(iii)	Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, (a) every one point six eight two zero three eight four (1.6820384) issued and outstanding shares of Class A Common Stock of the Corporation will be combined into and automatically become one (1) validly issued, fully paid and non-assessable share of Class A Common Stock of the Corporation (the “Class A Reverse Stock Split”), (b) every one point six eight two zero three eight four (1.6820384) issued and outstanding shares of Class B Common Stock of the Corporation will be combined into and automatically become one (1) validly issued, fully paid and non-assessable share of Class B Common Stock of the Corporation (the “Class B Reverse Stock Split”), and (c) every one point six eight two zero three eight four (1.6820384) issued and outstanding shares of Series B Preferred Stock of the Corporation will be combined into and automatically become one (1) validly issued, fully paid and non-assessable share of Series B Preferred Stock of the Corporation (the “Series B Reverse Stock Split” and together with the Class A Reverse Stock Split and the Class B Reverse Stock Split, the "Reverse Stock Split"), and in each case, the authorized shares of the Corporation shall remain as set forth in the Certificate of Incorporation. No fractional share shall be issued in connection with the Reverse Stock Split; all shares of Class A Common Stock, Class B Common Stock and Series B Preferred Stock that are held by a stockholder will be aggregated subsequent to the Reverse Stock Split and each fractional share resulting from such aggregation held by a stockholder shall be rounded up to the nearest whole share.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 17th day of January 2023, and the foregoing facts stated herein are true and correct.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name: John C. Loeffler, II
Title: Chairman and Chief Executive Officer